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                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 1996

                           Sandy Spring Bancorp, Inc.
         (Exact name of registrant as specified in its charter)

         Maryland                       0-19065              52-1532952

(State or other jurisdiction        (Commission file        (IRS Employer
      of incorporation)                  number)        Identification Number)

17801 Georgia Avenue, Olney, Maryland  20832
(Address of Principal Executive Offices)     (Zip Code)

Registrant's telephone number, including area code:  (301) 774-6400
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Item 5. Other Events.

          On April 16, 1996, Sandy Spring Bancorp, Inc. ("Bancorp") and its wholly owned subsidiary, Sandy Spring National Bank of Maryland, Olney, Maryland (the "Bank") entered into an Agreement and Plan of Reorganization (the "Agreement") with Annapolis Bancshares, Inc. ("ABI") and its wholly owned state trust company subsidiary, Bank of Annapolis, Annapolis, Maryland ("BOA"), pursuant to which: shareholders of ABI would exchange each of their shares of ABI common stock, par value $1.00 per share, for .62585 shares of Bancorp common stock, par value $1.00 per share, subject to adjustment in certain circumstances; ABI would be merged with and into Bancorp; and BOA would be merged into the Bank. The Agreement has been revised and restated as of April 16, 1996 by agreement of the parties. No fractional shares of Bancorp common stock would be issued.

          The Agreement and the transactions contemplated thereby are subject to numerous conditions, including regulatory approval and approval by the shareholders of ABI. Assuming the satisfaction of all conditions to each party's obligation to consummation, it is anticipated that the transactions contemplated by the Agreement will become effective during 1996.

Item 7. Financial Statements and Exhibits.

(a) Exhibit 2 - Agreement and Plan of Reorganization, dated as of April 16, 1996, by and among Sandy Spring Bancorp, Inc., Sandy Spring National Bank of Maryland, Annapolis Bancshares, Inc., and Bank of Annapolis

(b)  Exhibit 99 - Press Release dated April 17, 1996
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                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 SANDY SPRING BANCORP, INC.



                                 By:    /s/ Hunter R. Hollar
                                       -------------------------------
                                       Hunter R. Hollar, President and
                                       Chief Executive Officer
Dated : April 22, 1996